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\ FORM 4 \                                     --------------------------------
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[ ] Check this box if no longer                \  OMB Number:       3235-0287 \
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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(PRINT OR TYPE RESPONSES)
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1. Name and Address of Reporting Person*
   Price     James        K.
   ------------------------------------
   (Last)    (First)   (Middle)

   c/o InfoCure Corporation
       1765 The Exchange, Suite 450
   ------------------------------------
           (Street)

   Atlanta    Georgia      30339
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   (City)     (State)      (Zip)

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2. Issuer Name and Ticker or Trading Symbol
   INFOCURE CORPORATION (INC)

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year
       April, 1998

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)
    X  Director                           10% Owner
   ---                                ---
    X  Officer (give title below)         Other (specify below)
   ---                                ---
       Executive Vice President

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7. Individual or Joint/Group Filing (Check appropriate Line)
    X  Form filed by One Reporting Person
   ---
       Form filed by More than One Reporting Person
   ---

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
TABLE 1--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1. Title of    2. Trans-   3. Trans-    4. Securities Acquired (A)    5. Amount of        6. Ownership         7. Nature
   Security       action      action       or Disposed of (D)            Securities          Form:                of Indirect
   (Instr. 3)     Date        Code         (Instr. 3, 4 and 5)           Beneficially        Direct (D)           Beneficial
                 (Month/    (Instr. 8)                                   Owned at End        or Indirect          Ownership
                  Day      -----------------------------------------     of Month (Instr.    (I) (Instr. 4)       (Instr. 4)
                  Year)     Code   V     Amount (A) or (D)   Price       3 and 4)
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Common Stock     4/3/98      P           1,000       A      $13.13
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Common Stock     4/7/98      P           2,500       A      $12.49
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Common Stock     4/9/98      P           6,682       A      $12.00        453,651                 D
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                                                                            3,225                 I             Mr. Price has
                                                                                                                sole voting power
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                (Over)
*If the Form is filed by more than one reporting person, see Instruction 4(b)(v).                                 SEC 1474 (7/96)

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

FORM 4 (continued)

                           TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative Security   2. Conversion   3. Transaction   4. Transaction   5. Number of Derivative Securities
   (Instr. 3)                        or Exercise     Date (Month/     Code             Acquired (A) or Disposed of (D)
                                     Price of        Day/Year)        (Instr. 8)       (Instr. 3, 4 and 5)
                                     Derivative
                                     Security
                                                                   ----------------------------------------------------------------
                                                                     Code   V            (A)        (D)
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Explanation of Responses:




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
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6. Date Exercisable   7. Title and Amount of    8. Price of Derivative   9. Number of Derivative   10. Ownership   11. Nature of
   and Expiration        Underlying Securities     Security (Instr. 5)      Securities Beneficially    Form of         Indirect
   Date (Month/Day/      (Instr. 3 and 4)                                   Owned at End of Month      Derivative      Beneficial
   Year)                                                                    (Instr. 4)                 Security:       Ownership
                                                                                                       Direct (D)      (Instr. ?)
                                                                                                       or Indirect
                                                                                                       (I) (Instr. 4)
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   Date      Expir-                   Amount or
   Exer-     ation                    Number of
   cisable   Date          Title      Shares
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**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


/s/ James K. Price                                        May 6, 1998
------------------                                        -----------
**Signature of Reporting Person                           Date
  James K. Price

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                                                                                                                  SEC 1474 (7/96)